Exhibit 27(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 of our report dated April 25, 2018 relating to the financial statements of Fidelity Investments Variable Life Account I, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 25, 2018, relating to the consolidated financial statements of Fidelity Investments Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2018